EXHIBIT 5.1
November 25, 2025
American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215
Ladies and Gentlemen:
I am an employee of American Electric Power Service Corporation, an affiliate of American Electric Power Company, Inc. a New York corporation (the “Company”), and have acted as counsel to the Company in connection with the sale of shares (the “Shares”) of common stock, par value $6.50 per share (the “Common Stock”), of the Company, having an aggregate offering price of up to $3,500,000,000, at any time and from time to time pursuant to (i) the Distribution Agreement, dated November 25, 2025 (the “Distribution Agreement”), among the Company and Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as sales agents (the “Agents”), and Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, National Association, Mizuho Markets Americas LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia and Wells Fargo Bank, National Association, as forward purchasers (the “Forward Purchasers”), and (ii) separate letter agreements in the form attached as Exhibit B to the Distribution Agreement that may from time to time be entered into with any of the Forward Purchasers (each a “Forward Confirmation” and together, the “Forward Confirmations”).
I have examined (i) the Registration Statement on Form S-3 (File No. 333-291275) (the “Registration Statement”), (ii) the prospectus supplement relating to the Shares forming a part of the Registration Statement, (iii) the Distribution Agreement and (iv) the form of Forward Confirmation. In addition, I have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to my satisfaction, such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares to be issued pursuant to the Distribution Agreement (including any Forward Confirmation) have been duly authorized by the Company and, when issued and delivered in accordance with the provisions of the Distribution Agreement (or applicable Forward Confirmation), will be validly issued, fully paid and non-assessable.
I hereby consent to the filing of this opinion letter as Exhibit 5to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission in connection with the offer and sale of the Shares and the use of my name under the caption “Legal Matters” in the prospectus supplement relating to the Shares forming a part of the Registration Statement filed by the Company with the Securities Exchange Commission under the Securities Act of 1933, as amended.

Very truly yours,

/s/ David C. House
David C. House
Associate General Counsel